EXHIBIT 99.1

For Further Information:

Scheid Vineyards Inc.  (Nasdaq:  SVIN)

305 Hilltown Road

Salinas, CA 93908

(831) 455-9990

CONTACT: Mike Thomsen, Chief Financial Officer

For Immediate Release:

May 16, 2005

SCHEID VINEYARDS INC. REPORTS FIRST QUARTER RESULTS

Salinas, CA - May 16, 2005 - Scheid Vineyards Inc. (Nasdaq: SVIN) announced today its financial results for the first quarter ended March 31, 2005.

For the three months ended March 31, 2005, total revenues decreased to $1,060,000 from $1,124,000 in the 2004 period.  Net loss increased to $643,000, or $0.13 per share, for the first quarter of 2005 as compared to $559,000, or $0.10 per share, for 2004.

Commenting on the results, Mr. Mike Thomsen, Chief Financial Officer of Scheid Vineyards, said, “First quarter results are in line with our expectations and previous years.  The decrease in revenues is primarily due to a decrease in bulk wine revenues in the 2005 period.    Bulk wine revenues decreased 8% in the first quarter of 2005 as compared to 2004.  Quarterly results vary from year-to-year as the result of the prices received for bulk wine sold under contract and on the speculative market and the timing of such sales.  The wine grape business is extremely seasonal and Scheid Vineyards recognizes a large portion of its crop sale revenues at the time of its annual harvest in September and October.”

Commenting on the progress of the Company’s new winery facility presently under construction, Mr. Kurt Gollnick, Chief Operating Officer of Scheid Vineyards, stated, “As of this date, construction of the Scheid Winery is progressing on schedule and costs are in line with the Company’s estimates.  We are planning for the new facility to be in partial operation by the 2005 harvest season.”

Scheid Vineyards Inc. (www.scheidvineyards.com) is an independent producer of premium wine grapes and bulk wine and operates approximately 5,700 acres of vineyards, primarily in Monterey County, California.  The Company sells most of its grape production under short and long-term grape and bulk wine contracts to wineries producing high quality table wines, and the Company also produces a small amount of ultra premium wine under its own label.

SCHEID VINEYARDS INC. AND SUBSIDIARY

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
REVENUES:
Sales	$886	$959
Vineyard management, services and other fees	174	165
Total revenues	1,060	1,124
COST OF SALES	731	655
GROSS PROFIT	329	469
General and administrative expenses	1,298	1,225
Selling expenses	106	114
Interest expense	147	159
Interest and investment income	(31)	(81)
Gain on sale of equipment	(118)	—
LOSS BEFORE INCOME TAX BENEFIT	(1,073)	(948)
INCOME TAX BENEFIT	430	389
NET LOSS	$(643)	$(559)

BASIC AND DILUTED NET LOSS PER SHARE (1)	$(0.13)	$(0.10)

WEIGHTED AVERAGE SHARES OUTSTANDING	5,105	5,475

(1) There is no difference between basic and diluted net loss per share.

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